Exhibit 99.1

     GLOBAL NUTECH, INC. NATURAL DEGREASER AND CLEANING PRODUCTS TO BE SOLD
                   ONLINE BY GREEN PRODUCT SALES SPECIALISTS

Huntington Beach, CA -- (Marketwire) - 7/07/11 -- Global NuTech, Inc. (OTCBB:
BOCL) (www.GlobalNutechInc.com) announced today that their Green Rhino(TM) line of environmentally-safe cleaning and degreaser products will be promoted and sold on the Internet. e-Green Marketing Company (see www.e-GreenMarketing.com) is a green business funding, product development, Internet and International sales company.

The e-Green Marketing website is now featuring the entire line of Green Rhino(TM) products as "Flippo Green Seal of Approval." The non-toxic, safe and strong Green Rhino(TM) products include: cost effective, green all purpose cleaners and degreasers, parts and weapons cleaning machines and the Free Oil (see http://www.e-greenmarketing.com/go-green.htm) small and large oil spill clean-up fluids and services. These versatile green products are formulated for safe cleaning in homes and restaurants as well as corporate, industrial, military and municipality projects involving cleaning, degreasing and natural oil residue break down.

E. G. Marchi, President of Global NuTech, Inc., stated, "We are excited to join with e-Green Marketing Company to promote our unique line of cleaning products. We believe that this joint marketing effort will bring wide attention to the product line and result in significant sales production."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including the Green Rhino line of cleaning products. Additionally, our wholly owned subsidiary, NuTec Energy Corporation, will engage in operations to maximize oil production in marginal wells as well as drilling shallow wells in known production areas with a low risk of a dry well.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements may include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
E. G. Marchi
(714) 373-1930